Exhibit 3.76

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•	First: The name of this Corporation is Trade Dimensions International, Inc.

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Second: Its registered office in the State of Delaware is to be located at 615 South DuPont Hghwy Street, in the City of Dover, County of Kent, Zip Code 19901. The registered agent in charge thereof is National Corporate Research, Ltd.

•	Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total authorized capital stock of this corporation is 30.00 Dollars ($30.00) divided into 3,000 shares of .01 Dollars ($.01) each.

•	Fifth: The name and mailing address of the incorporator are as follows:

Name: Mark Borino

Mailing Address: VNU, Inc., 770 Broadway New York, NY Zip Code 10003

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I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 15th day of November, A.D. 2001.

BY:	/s/ Mark Borino
(Incorporator)
NAME:	Mark Borino
(Type or Print)

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:00 PM 11/15/2001 010580244 - 3457529